                                                                      EXHIBIT 99

MERCHANTS BANCORP,
INC. AND SUBSIDIARY

Financial Statements as of December 31,
2003 and 2002, and for Each of the
Three Years in the Period Ended
December 31, 2003 and
Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Merchants Bancorp, Inc.
Hillsboro, Ohio

We have audited the accompanying consolidated balance sheets of Merchants Bancorp, Inc. and subsidiary (the "Corporation") as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 26, 2004
Cincinnati, Ohio

MERCHANTS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002 (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     2003          2002
ASSETS

CASH AND CASH EQUIVALENTS:
  Cash and due from banks                                                          $  13,770    $  13,852
  Federal funds sold
                                                                                       8,625        8,350
                                                                                   ---------    ---------
            Total cash and cash equivalents                                           22,395       22,202
                                                                                   ---------    ---------

SECURITIES AVAILABLE FOR SALE
    (amortized cost of $31,835 and $38,596, respectively)                             33,085       40,012
                                                                                   ---------    ---------

LOANS                                                                                288,624      248,270
Less allowance for loan losses                                                        (2,432)      (2,106)
                                                                                   ---------    ---------
            Net loans                                                                286,192      246,164
                                                                                   ---------    ---------

OTHER ASSETS:
  Bank premises and equipment, net                                                     3,844        4,349
  Accrued interest receivable                                                          3,112        3,088
  Deferred income taxes                                                                  262          111
  Other                                                                                3,531        2,873
                                                                                   ---------    ---------
           Total other assets                                                         10,749       10,421
                                                                                   ---------    ---------

TOTAL                                                                              $ 352,421    $ 318,799
                                                                                   =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest bearing                                                            $  31,693    $  30,195
    Interest bearing                                                                 238,739      232,521
                                                                                   ---------    ---------
          Total deposits                                                             270,432      262,716
                                                                                   ---------    ---------

  Repurchase agreements                                                                2,784        3,365
  FHLB borrowings                                                                     43,706       17,470
  Other liabilities                                                                    7,272        1,740
                                                                                   ---------    ---------
          Total liabilities                                                          324,194      285,291
                                                                                   ---------    ---------

SHAREHOLDERS' EQUITY:
  Common stock - no par value; 4,500,000 shares authorized and 3,000,000 issued;
      outstanding shares of 2,945,000 and 3,000,000 at December 31, 2003 and
      December 31, 2002, respectively                                                  2,000        2,000
  Treasury Stock, at cost -- 55,000 shares                                            (7,000)
  Surplus                                                                              2,000        2,000
  Retained earnings                                                                   30,571       28,682
  Accumulated other comprehensive income                                                 656          826
                                                                                   ---------    ---------
          Total shareholders' equity                                                  28,227       33,508
                                                                                   ---------    ---------

TOTAL                                                                              $ 352,421    $ 318,799
                                                                                   =========    =========

See notes to consolidated financial statements.

MERCHANTS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                       2003         2002         2001
INTEREST INCOME:
  Interest and fees on loans                                        $  18,413    $  18,478    $  20,001
  Interest and dividends on securities:
    Taxable                                                               735        1,340        1,721
    Exempt from income taxes                                            1,003          929          501
  Interest on federal funds sold and other short-term investments         159          119          208
                                                                    ---------    ---------    ---------
          Total interest income                                        20,310       20,866       22,431
                                                                    ---------    ---------    ---------

INTEREST EXPENSE:
  Interest on deposits                                                  5,186        6,900       10,231
  Interest on repurchase agreements and federal funds purchased            91          112          116
  Interest on FHLB borrowings                                           1,447          882          446
                                                                    ---------    ---------    ---------
          Total interest expense                                        6,724        7,894       10,793
                                                                    ---------    ---------    ---------

NET INTEREST INCOME                                                    13,586       12,972       11,638

PROVISION FOR LOAN LOSSES                                              (2,907)        (436)        (177)
                                                                    ---------    ---------    ---------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                      10,679       12,536       11,461
                                                                    ---------    ---------    ---------

NONINTEREST INCOME:
  Service charges and fees                                              1,244        1,224        1,124
  Other                                                                   262          285          348
                                                                    ---------    ---------    ---------
          Total noninterest income                                      1,506        1,509        1,472
                                                                    ---------    ---------    ---------

NONINTEREST EXPENSE:
  Salaries and employee benefits                                        3,195        3,505        3,334
  Occupancy                                                             1,204        1,121        1,083
  Legal and professional services                                         488          576          323
  Franchise tax                                                           249          323          281
  Data processing                                                         300          282          253
  Advertising                                                             208          230          211
  Other                                                                 1,268        1,073        1,091
                                                                    ---------    ---------    ---------
          Total noninterest expense                                     6,912        7,110        6,576
                                                                    ---------    ---------    ---------

INCOME BEFORE INCOME TAXES                                              5,273        6,935        6,357

INCOME TAXES                                                           (1,482)      (2,163)      (1,952)
                                                                    ---------    ---------    ---------

NET INCOME                                                          $   3,791    $   4,772    $   4,405
                                                                    =========    =========    =========

BASIC AND DILUTED EARNINGS PER SHARE                                $    1.27    $    1.59    $    1.47
                                                                    =========    =========    =========

See notes to consolidated financial statements.

MERCHANTS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 and 2001 (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                    COMMON          TREASURY
                                                                                    STOCK            STOCK       SURPLUS
BALANCE, DECEMBER 31, 2000                                                          $ 2,000         $      -     $ 2,000
COMPREHENSIVE INCOME:
 Net income
 Net change in unrealized gains on available for sale
  securities, net of income taxes of $143
   Total comprehensive income
CASH DIVIDENDS DECLARED ($0.52 PER SHARE)
                                                                                    -------         --------     -------
BALANCE, DECEMBER 31, 2001                                                            2,000                        2,000
COMPREHENSIVE INCOME:
 Net income
 Minimum pension liability adjustment, net of income taxes of $58
 Net change in unrealized gains on available for sale
  securities, net of income taxes of $206
   Total comprehensive income
CASH DIVIDENDS DECLARED ($0.60 PER SHARE)
                                                                                    -------         --------     -------
BALANCE, DECEMBER 31, 2002                                                            2,000                        2,000
COMPREHENSIVE INCOME:
 Net income
 Minimum pension liability adjustment, net of income taxes of $31
 Net change in unrealized gains on available for sale
  securities, net of income taxes of $56
   Total comprehensive income
 Purchase of treasury stock                                                                           (7,000)
CASH DIVIDENDS DECLARED ($0.64 PER SHARE)
                                                                                    -------         --------     -------
BALANCE, DECEMBER 31, 2003                                                          $ 2,000         $ (7,000)    $ 2,000
                                                                                    =======         ========     =======

                                                                                                    ACCUMULATED
                                                                                                      OTHER
                                                                                    RETAINED       COMPREHENSIVE
                                                                                    EARNINGS       INCOME (LOSS)        TOTAL
BALANCE, DECEMBER 31, 2000                                                          $22,865           $   249          $ 27,114
COMPREHENSIVE INCOME:
 Net income                                                                           4,405                               4,405
 Net change in unrealized gains on available for sale
  securities, net of income taxes of $143                                                                 273               273
                                                                                                                       --------
   Total comprehensive income                                                                                             4,678

CASH DIVIDENDS DECLARED ($0.52 PER SHARE)                                            (1,560)                             (1,560)
                                                                                    -------           -------          --------
BALANCE, DECEMBER 31, 2001                                                           25,710               522            30,232
COMPREHENSIVE INCOME:
 Net income                                                                           4,772                               4,772
 Minimum pension liability adjustment, net of income taxes of $58                                        (108)             (108)
 Net change in unrealized gains on available for sale
  securities, net of income taxes of $206                                                                 412               412
                                                                                                                       --------
   Total comprehensive income                                                                                             5,076
CASH DIVIDENDS DECLARED ($0.60 PER SHARE)                                            (1,800)                             (1,800)
                                                                                    -------           -------          --------
BALANCE, DECEMBER 31, 2002                                                           28,682               826            33,508
COMPREHENSIVE INCOME:
 Net income                                                                           3,791                               3,791
 Minimum pension liability adjustment, net of income taxes of $31                                         (60)              (60)
 Net change in unrealized gains on available for sale
  securities, net of income taxes of $56                                                                 (110)             (110)
                                                                                                                       --------
   Total comprehensive income                                                                                             3,621

 Purchase of treasury stock                                                                                              (7,000)

CASH DIVIDENDS DECLARED ($0.64 PER SHARE)                                            (1,902)                             (1,902)
                                                                                    -------           -------          --------

BALANCE, DECEMBER 31, 2003                                                          $30,571           $   656          $ 28,227
                                                                                    =======           =======          ========

See notes to consolidated financial statements.

MERCHANTS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (IN THOUSANDS)

                                                                                   2003         2002         2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $   3,791    $   4,772   $   4,405
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                   840          890         633
      Provision for loan losses                                                     2,907          436         177
      Gain on sale of mortgage loans                                                 (161)        (134)       (178)
      Proceeds from sale of mortgage loans                                         12,354        8,755      16,007
      Mortgage loans originated for sale                                          (12,193)      (8,621)    (15,829)
      Deferred federal income taxes                                                   (63)        (129)         (7)
      Changes in assets and liabilities:
        Accrued interest receivable                                                   (24)        (131)        (56)
        Other assets                                                                 (576)         (99)         34
        Accrued interest, taxes and other liabilities                                (405)         (58)       (248)
                                                                                ---------    ---------   ---------
           Net cash provided by operating activities                                6,470        5,681       4,938
                                                                                ---------    ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales and maturities of securities available for sale              12,027       16,259       9,638
  Purchases of securities available for sale                                       (5,389)     (17,663)     (9,690)
  Purchases of FHLB stock                                                             (82)         (91)       (125)
  Net increase in loans                                                           (42,935)     (24,833)     (1,484)
  Capital expenditures                                                               (212)        (665)       (544)
                                                                                ---------    ---------   ---------
           Net cash used in investing activities                                  (36,591)     (26,993)     (2,205)
                                                                                ---------    ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                          7,716          108      26,562
  Net (decrease) increase in repurchase agreements                                   (581)       1,941        (463)
  Proceeds from FHLB borrowings                                                    27,250       10,000       1,993
  Payments on FHLB borrowings                                                      (1,014)      (1,523)
  Net federal funds purchased                                                                               (4,800)
  Stock repurchase payments                                                        (1,155)
  Dividends paid                                                                   (1,902)      (1,800)     (1,560)
                                                                                ---------    ---------   ---------
           Net cash provided by financing activities                               30,314        8,726      21,732
                                                                                ---------    ---------   ---------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                         193      (12,586)     24,465

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                                22,202       34,788      10,323
                                                                                ---------    ---------   ---------
  End of year                                                                   $  22,395    $  22,202   $  34,788
                                                                                =========    =========   =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for federal income taxes                            $   1,850    $   2,351   $   1,781
                                                                                =========    =========   =========
  Cash paid during the year for interest                                        $   6,779    $   7,738   $  10,916
                                                                                =========    =========   =========

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITY:
In connection with the Redemption Agreement to purchase treasury stock, the Corporation recorded $5,845 in other liabilities.

See notes to consolidated financial statements.

MERCHANTS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.    SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

      The accounting and reporting policies of Merchants Bancorp, Inc. (the "Corporation") conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The significant estimates used by management include the allowance for loan losses, fair value of financial instruments, and pension obligations.

      DESCRIPTION OF BUSINESS -- The Corporation is a bank holding company whose subsidiary, the Merchants National Bank (the "Bank"), provides a full range of banking services. Substantially all assets, liabilities, revenues, and expenses are related to banking operations, including lending, investing of funds, and obtaining of deposits and other financing. All of the Corporation's business offices and majority of its business activities are located in the Ohio Counties of Fayette, Highland, and Madison. The Corporation manages its business as one operating segment and reportable unit -- community banking.

      The following is a summary of the Corporation's significant accounting policies:

      PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Merchants Bancorp, Inc. and its wholly-owned subsidiary, the Merchants National Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

      CASH AND DUE FROM BANKS -- The Corporation was required to maintain funds with the Federal Reserve Bank in accordance with regulatory reserve requirements of approximately $3,393,000 and $4,114,000 at December 31, 2003 and 2002, respectively.

      INVESTMENT SECURITIES -- Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires securities to be classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, which the Corporation intends and has the ability to hold until maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses included in shareholders' equity or income net of related income taxes, respectively. All of the Corporation's investment securities are classified as available for sale at December 31, 2003 and 2002.

      Amortization of premiums and accretion of discounts are recorded as interest income using methods which approximate a level yield over the period to maturity. Gains and losses realized on sales of securities are computed using the adjusted cost of the specific securities sold.

      LOANS -- Loans are reported at the carrying value of unpaid principal reduced by unearned interest, net deferred loan origination fees and an allowance for loan losses. Loan origination costs and fees on certain loans are deferred and the net amount is amortized as an adjustment of the related loan's yield over the estimated life of the loan.

      Income is recorded on the effective yield basis. Interest accrual is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Any loan greater than 90 days past due must be well secured and in the process of collection to continue accruing interest. Cash payments received on nonaccrual loans generally are applied against principal, and interest income is only recorded once principal recovery is reasonably assured. Loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain.

      A loan is considered impaired when it is probable the Corporation will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the loan's observable market price or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

      The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance.

       The Corporation maintains an allowance for loan losses to absorb probable loan losses inherent in the portfolio. The allowance for loan losses is maintained at a level management considers to be adequate to absorb probable loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans. The allowance is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. The Corporation's methodology for assessing the appropriate allowance level consists of several key elements, as described below.

       Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and available legal options. Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." As mentioned above, specific reserves for impaired loans are measured based on the fair value of the underlying collateral. The Corporation evaluates the collectibility of both principal and interest when assessing the need for a specific reserve. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

       Homogenous loans, such as consumer installment and residential mortgage loans, are not individually reviewed by management. Reserves are established for each pool of loans based on the expected net charge-offs. Loss rates are based on the average five-year net charge-off history by loan category.

       Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Corporation's internal credit review function.

      A portion of the allowance is not allocated to any particular loan type and is maintained in recognition of the inherent inability to precisely determine the loss potential in any particular loan or pool of loans. Among the factors used by management in determining the unallocated portion of the allowance are current economic conditions, trends in the Corporation's loan portfolio delinquency, losses and recoveries, level of underperforming and nonperforming loans, and concentrations of loans in any one industry.

      The Corporation has not substantively changed any aspect of its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior years that impacted the determination of the current year allowance.

      BANK PREMISES AND EQUIPMENT -- Bank premises and equipment are stated at cost, less accumulated depreciation computed using the straight-line method over their estimated useful lives, which range from five to twenty-five years.

      NONMARKETABLE SECURITIES -- The Corporation's investments in the Federal Home Loan Bank and Federal Reserve Bank are carried at cost and included in other assets. The Corporation owned Federal Home Loan Bank and Federal Reserve Bank stock totaling $2,229,800 and $2,147,700 as of December 31, 2003 and 2002, respectively.

      OTHER REAL ESTATE OWNED -- Real estate assets acquired through foreclosure are recorded at the lower of the recorded loan balance or fair value. Other real estate owned at December 31, 2003 and 2002 was $357,500 and $141,000, respectively, and is included in other assets.

      REVENUE RECOGNITION -- Interest income on loans is based on the principal balance outstanding, with the exception of interest on certain installment loans which is computed using the sum-of-the-digits method (which approximates the interest yield method) over the lives of the loans. No loans were accounted for under the sum-of-the-digits method during 2003.

      TREASURY STOCK -- On August 28, 2003, the Corporation entered into a stock redemption agreement with three shareholders for the purchase of 333,350 shares. Under the agreement, 55,000 shares were purchased for $1,155,000 and occurred on September 5, 2003. The second settlement for the remaining 278,350 shares occurred on January 5, 2004 for $5,845,350 and is recorded in other liabilities on the December 31, 2003 financial statements. The total value of the transaction was $7,000,350.

      INCOME TAXES -- Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes.

      EARNINGS PER SHARE -- Basic earnings per share is computed using the weighted average number of shares of common stock outstanding during the year. For the year ended 2003, the Corporation had 2,945,000 shares outstanding. For the years ended 2002 and 2001, the Corporation had 3,000,000 shares outstanding. There were no common stock equivalents outstanding during the respective periods.

      STATEMENTS OF CASH FLOWS -- Cash and cash equivalents is defined to include cash on-hand, noninterest and interest-bearing amounts due from other banks and federal funds sold. Generally, federal funds are sold for one day periods. The Corporation reports cash flow on a net basis for customer loan transactions and deposit transactions.

      RECENT ACCOUNTING PRONOUNCEMENTS -- In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which was required to be adopted January 1, 2002. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and APB Opinion No. 30, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, and combines the two accounting models into a single model based on the framework established in SFAS No. 121. Adoption of this Standard did not have a material effect on the Corporation's consolidated financial statements.

      In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers and amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 was effective for transactions occurring after May 15, 2002. Adoption of this standard did not have a material effect on the Corporation's consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. This statement was effective for exit and disposal activities that were initiated after December 31, 2002 and has not had a material effect on the Corporation's consolidated financial statements.

      SFAS No. 147, Acquisitions of Certain Financial Institutions, was issued in October 2002. This statement clarifies that, if certain criteria are met, an acquisition of a less-than-whole financial institution (such as a branch acquisition) should be accounted for as a business combination. SFAS No. 147 states that, in such instances, the excess of the fair value of liabilities assumed over the value of tangible and identifiable intangible assets acquired represents goodwill. Prior to SFAS No. 147, such excesses were classified as an unidentifiable intangible asset subject to continuing amortization under SFAS No. 142. As a result of SFAS No. 147, entities are required to reclassify and restate both the goodwill asset and amortization expense as of the date SFAS No. 142 was adopted. In addition, SFAS No. 147 amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets. As a result, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used by a company. This Statement was effective October 1, 2002, and adoption did not have a material effect on the Corporation's consolidated financial statements.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Corporation does not have any outstanding stock options or stock option plans at December 31, 2003 and 2002.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation group (DIG) and in other FASB projects or deliberations. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Corporation's Consolidated Financial Statements.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity or in some cases presented between the liabilities section and the equity section of the statement of financial position. This statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Standard did not have a material effect on the Corporation's Consolidated Financial Statements.

      In December 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers' Disclosure about Pension and Other Postretirement Benefits. This Statement expands upon the existing disclosure requirements as prescribed under the original SFAS No. 132 by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. SFAS No. 132 (Revised) also requires companies to disclose various elements of pension and postretirement benefit costs in interim period financial statements beginning after December 15, 2003. This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The Corporation adopted this Standard and all its required disclosures are included in Note 9.

      In November 2002, the FASB issued Interpretation No. 45, (FIN 45) Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation expands on the accounting guidance of SFAS No. 5, Accounting for Contingencies, SFAS No. 57, Related Party Disclosures, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. It also incorporates without change the provisions of FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is superseded. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation were effective for periods ending after December 15, 2002. Adoption of this Interpretation did not have a material effect on the Corporation's Consolidated Financial Statements.

      In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. This Interpretation clarifies the application of ARB No. 51, Consolidated Financial Statements, for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities (VIE's) to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the VIE's expected losses if they occur, receive a majority of the VIE's residual returns if they occur, or both. Qualifying Special Purpose Entities (QSPE) are exempt from the consolidation requirements of FIN 46. This Interpretation was effective for VIE's created after January 31, 2003 and for VIE's in which an enterprise obtains an interest after that date. In December 2003, the FASB issued Staff Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities -- an interpretation of ARB 51 (revised December 2003), which replaces FIN 46. FIN 46R was primarily issued to clarify the required accounting for interests in VIE's. Additionally, this Interpretation exempts certain entities from its requirements and provides for special effective dates for enterprises that have fully or partially applied FIN 46 as of December 24, 2003. Application of FIN 46R is required in financial statements of public enterprises that have interests in structures that are commonly referred to as special-purpose entities, or SPE's, for periods ending after December 15, 2003. Application by public enterprises, other than small business issuers, for all other types of VIE's (i.e., non-SPE's) is required in financial statements for periods ending after March 15, 2004, with earlier adoption permitted. The Corporation does not have any variable interest entities. Management has determined that adoption of this Interpretation will not have a material impact on the Corporation's financial statements.

2.    SECURITIES

      The following tables provide information related to securities available for sale as of December 31, (in thousands):

                                                                                  2003
                                                            ---------------------------------------------------
                                                            AMORTIZED      UNREALIZED   UNREALIZED       FAIR
                                                              COST           GAINS        LOSSES         VALUE
United States Government and agency
  obligations                                               $   4,532        $   21                    $  4,553
Obligations of states and political subdivisions               19,749           955       $  (4)         20,700
Mortgage-backed securities                                      7,554           286          (8)          7,832
                                                            ---------        ------       -----        --------
                                                            $  31,835        $1,262       $ (12)       $ 33,085
                                                            =========        ======       =====        ========

                                                                                    2002
                                                            ---------------------------------------------------
                                                            AMORTIZED      UNREALIZED   UNREALIZED       FAIR
                                                               COST          GAINS        LOSSES         VALUE
United States Government and agency
  obligations                                               $   3,556        $   50                    $  3,606
Obligations of states and political subdivisions               19,476           824       $ (24)         20,276
Mortgage-backed securities                                     15,564           569          (3)         16,130
                                                            ---------        ------       -----        --------
Total                                                       $  38,596        $1,443       $ (27)       $ 40,012
                                                            =========        ======       =====        ========

      The book value and approximate fair value of securities at December 31, 2003 by contractual maturity, are shown below (in thousands). Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations.

                                                     AMORTIZED       FAIR
                                                        COST         VALUE
Less than 1 year                                     $   7,605     $   7,685
1 to 5 years                                             3,617         3,833
6 to 10 years                                           12,559        13,232
Over 10 years                                              500           503
Mortgage-backed securities                               7,554         7,832
                                                     ---------     ---------

Total                                                $  31,835     $  33,085
                                                     =========     =========

      Management reviews the securities portfolio on a quarterly basis to determine whether any securities have been impaired. As of December 31, 2003 and 2002, the securities portfolio did not include any securities with other-than-temporary impairments.

      The Corporation did not sell any securities in 2003 or 2002.

      At December 31, 2003 and 2002, securities with amortized cost of approximately $23,105,000 and $17,197,000, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

3.    LOANS

      Loans at December 31, 2003 and 2002 were as follows (in thousands):

                                                        2003            2002
Commercial real estate                                $ 60,833        $ 53,104
Commercial and industrial                               25,165          25,779
Agricultural                                            40,362          41,106
Residential real estate                                131,656          99,610
Installment                                             27,827          27,178
Other                                                    2,781           1,493
                                                      --------        --------
      Total                                            288,624         248,270
Less allowance for loan losses                          (2,432)         (2,106)
                                                      --------        --------

                                                      $286,192        $246,164
                                                      ========        ========

      At December 31, 2003 and 2002, the recorded investment in loans considered to be impaired was approximately $6,123,000 and $4,031,000, of which $1,462,000 and $476,000 were on a nonaccrual basis, respectively. Specific reserves for credit losses allocated to these loans were $910,000 and $664,000 at December 31, 2003 and 2002, respectively. The average investment in impaired loans for 2003, 2002, and 2001 was $5,276,000, $2,132,000, and $2,625,000, respectively. Interest income recognized from cash payments on impaired loans was $4,000, $11,000, and $133,000 for 2003, 2002, and 2001, respectively.

      Total loans serviced by the Bank for the benefit of others at December 31, 2003 and 2002 were approximately $7,234,000 and $6,103,000, respectively.

4.    ALLOWANCE FOR LOAN LOSSES

      Activity in the allowance for loan losses was as follows (in thousands):

                                                             2003         2002        2001
Balance, January 1                                         $  2,106     $  1,960     $1,911
Provision for loan losses                                     2,907          436        177
Loans charged-off                                            (2,609)        (356)      (182)
Recoveries of loans previously charged-off                       28           66         54
                                                           --------     --------     ------

Balance, December 31                                       $  2,432     $  2,106     $1,960
                                                           ========     ========     ======

5.    BANK PREMISES AND EQUIPMENT

      Bank premises and equipment at December 31, 2003 and 2002 consisted of the following (in thousands):

                                                             2003         2002
Land                                                       $    735     $    735
Buildings and improvements                                    4,240        4,266
Furniture and equipment                                       3,847        4,580
                                                           --------     --------
           Total                                              8,822        9,581
Less accumulated depreciation                                (4,978)      (5,232)
                                                           --------     --------

Bank premises and equipment, net                           $  3,844     $  4,349
                                                           ========     ========

      Depreciation expense was $717,000, $659,000, and $633,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

6.    DEPOSITS

      Major classifications of deposits are categorized as follows (in thousands):

                                                             2003         2002
Noninterest-bearing deposits                               $ 31,693     $ 30,195
Savings and interest checking                               108,455      101,757
Certificates of deposits > $100,000                          29,799       27,296
Other time deposits                                         100,485      103,468
                                                           --------     --------

Total                                                      $270,432     $262,716
                                                           ========     ========

      Maturities of certificates of deposit for each of the next five years are as follows (in thousands):

                                                AMOUNT
2004                                          $  84,941
2005                                             42,914
2006                                              2,200
2007                                                154
2008                                                 75
                                              ---------

Total                                         $ 130,284
                                              =========

7.    FHLB BORROWINGS

      All stock in the Federal Home Loan Bank ("FHLB") with a carrying value of $2,109,000 and first mortgage residential loans with an unpaid principal balance of $78,043,520, which equals at least 135% of the amount borrowed, are pledged as collateral on FHLB borrowings. Maturities and interest rates at December 31, 2003 are as follows (in thousands):

                                  INTEREST
MATURITY YEAR                       RATE               AMOUNT
2008                             4.78%-5.39%          $ 4,000
2010                                   6.26%            3,000
2011                                   5.23%              176
2012                                   4.64%           10,000
2013                             2.82%-3.13%            2,341
2018                             2.95%-4.04%            8,498
2023                             3.02%-4.24%           14,718
2028                                   2.83%              973
                                                      -------

      Total                                           $43,706
                                                      =======

      At December 31, 2003, the Company had outstanding, $43,706,000 of total borrowings from the FHLB with a weighted average cost of 4.11%. Borrowings of $7 million consist of three fixed-rate notes with maturities in 2008 and 2010. At the option of the FHLB, these notes can be converted at certain dates to instruments that adjust quarterly at the three-month LIBOR rate. The note amount and nearest optional conversion dates at December 31, 2003, are $3 million in March 2004; $1 million in April 2004; and $3 million in March 2004 if the three month LIBOR reaches 8%. Additionally, the Company utilized a borrowing of $10 million, due in 2012, with a rate that can adjust quarterly if the three-month LIBOR reaches 7.75%. The FHLB borrowings mature as follows: $3,792,000 in 2004, $3,335,000 in 2005, $2,929,000 in 2006, $2,568,000 in 2007, and
      $31,082,000 in 2008 and thereafter.

      In addition to the FHLB borrowings, the Corporation has an outstanding standby letter of credit available with the FHLB totaling $14,000,000 at December 31, 2003.

8.    FEDERAL INCOME TAXES

      The provision for federal income taxes consisted of the following (in thousands):

                                 2003         2002         2001
Currently                       $1,545       $2,292       $1,959
Deferred                           (63)        (129)          (7)
                                ------       ------       ------

Total                           $1,482       $2,163       $1,952
                                ======       ======       ======

      A reconciliation of the Corporation's statutory income tax rate to the effective rate at December 31 follows:

                                                   2003         2002         2001
Statutory tax rate                                 34.0 %       34.0 %       34.0 %
Decrease from tax-exempt interest                  (6.6)%       (4.1)%       (2.3)%
Other, net                                          0.7 %        1.3 %       (1.0)%
                                                   ----         ----         ----

Effective tax rate                                 28.1 %       31.2 %       30.7 %
                                                   ====         ====         ====

      Deferred income taxes are provided for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (primarily the allowance for loan losses and unrealized gains/losses on securities available for sale).

      The tax effects of significant items comprising the Corporation's deferred tax assets (liabilities) at December 31, are as follows (in thousands):

                                                               2003         2002
Unrealized gains on securities available for sale             $ (425)      $(482)
Allowance for loan losses                                        573         624
Other -- net                                                     114         (31)
                                                              ------       -----

Net deferred tax asset                                        $  262       $ 111
                                                              ======       =====

9.    EMPLOYEE BENEFIT PLANS

      The Corporation provides defined pension benefits to substantially all eligible employees. Benefits are based on years of service and earnings in the highest five consecutive calendar years preceding retirement or a monthly amount if employed less than five years. The Plan is funded in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

      The Plan assumptions are evaluated annually and are updated as necessary. The discount rate assumption reflects the yield of a portfolio of high quality fixed-income instruments that have a similar duration to the Plan's liabilities. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the Plan's liabilities. In determining the expected long-term rate of return assumption, the Corporation evaluated actuarial and economic inputs, including long-term inflation rate assumptions and broad equity and bond indices long-term return projections, as well as actual long-term historical Plan performance.

      The details of net periodic pension cost included in personnel expense in the accompanying consolidated statements of income for the years ended December 31, 2003, 2002 and 2001 (the measurement date of the Plan) are as follows (in thousands):


                                                          2003         2002         2001
Economic assumptions:
  For Disclosure
    Discount rate                                          6.0 %        6.5 %        7.5 %
    Return on assets                                       7.5 %        7.5 %        7.5 %
    Salary increases                                       4.0 %        4.0 %        4.0 %

 For Measuring net periodic pension cost:
    Discount rate                                          6.5 %        7.5 %        7.5 %
    Return on assets                                       7.5 %        7.5 %        7.5 %
    Salary increases                                       4.0 %        4.0 %        4.0 %

Service cost                                             $ 146        $ 111        $ 107
Interest cost on projected benefit obligation              125          100          105
Expected return on plan assets                             (61)         (73)         (98)
Net amortization and deferral                               44            7           (4)
                                                         -----        -----        -----

Net periodic pension cost                                $ 254        $ 145        $ 110
                                                         =====        =====        =====

      A summary of the Plan's funded status at December 31 is as follows (in thousands):

                                                                 2003            2002
Changes in benefit obligations:
Projected benefit obligation at beginning of year              $  1,883         $1,306
Service cost                                                        146            111
Interest cost                                                       125            100
Actuarial (gain)/loss                                               272            367
Benefits paid during year                                           (20)            (1)
                                                               --------         ------
Projected benefit obligation at end of year                    $  2,406         $1,883
                                                               --------         ------
Change in Plan assets:
Fair value of plan assets at beginning of year                 $    986         $1,004
Actual return on assets                                             199           (185)
Employer contributions                                              199            168
Benefits paid                                                       (20)            (1)
                                                               --------         ------
Fair value of plan assets at end of year                       $  1,364         $  986
                                                               --------         ------

Funded status - underfunded                                       1,042            897
Unrecognized transition obligation                                   14             15
Unrecognized prior service cost                                      14             16
Minimum pension liability                                            91            162
Unrecognized net gain (loss)                                       (995)          (908)
                                                               --------         ------
Accrued pension cost                                           $    166         $  182
                                                               ========         ======

      The above accrued pension cost is included in "Accrued interest, taxes and other liabilities" in the accompanying consolidated balance sheets. Unrecognized prior service cost and net gain (loss) is amortized over the average future service lives of plan participants (18 years).

      For the Corporation's defined benefit plan, with an accumulated benefit obligation exceeding assets, the total projected benefit obligation, accumulated benefit obligation and fair value of plan assets were approximately $2,406,000, $1,530,000, and $1,364,000, respectively as of
      December 31, 2003, and $1,883,000, $1,169,000, and $986,000, respectively as of December 31, 2002. At December 31, 2003 and 2002, an additional minimum pension liability was recorded as a reduction to shareholders' equity in an amount of $91,000, net of $31,000 of tax benefit and $108,000, net of $58,000 tax benefit, respectively.

      The Plan assets consist primarily of equity and debt securities and money market funds. The following table provides the Corporation's weighted-average asset allocations by asset category for 2003 and 2002.

                                                 WEIGHTED-AVERAGE
                                                 ASSET ALLOCATION
                                                2003         2002
Equity Securities                               72 %          70 %
Debt Securities                                  3 %          15 %
Money Market Funds                              25 %          15 %
                                               ---           ---
Total                                          100 %         100 %
                                               ===           ===

      The Corporation's policy for the investment of Plan assets is to employ investment strategies that achieve a weighted-average target asset allocation of 50% to 75% in debt and equity securities and up to 20% to 30% in cash.

      Based on the actuarial assumptions, the Corporation expects to make a $218,000 cash contribution to the Plan in 2004. Estimated pension benefit payments, which reflects expected future service, for fiscal years 2004 through 2013 are as follows:

For the Years ending December 31, (in thousands)

2004                              $  8
2005                                12
2006                                17
2007                                27
2008                                33
2009-2013                          313

      The Corporation has entered into supplemental deferred compensation agreements with certain executives of the Corporation under an Executive Investment Plan. Total expense related to this plan was approximately $69,000 $25,000, and $16,000 in 2003, 2002, and 2001, respectively. As of
      December 31, 2003 and 2002, the amounts payable under this plan were approximately $257,000 and $188,000, respectively.

      The Corporation has a defined contribution 401(k) plan covering substantially all eligible employees. The Corporation made contributions of $38,000, $36,000 and $32,000 for 2003, 2002 and 2001, respectively.

10.   COMMITMENTS AND CONTINGENT LIABILITIES

      In the normal course of business, the Corporation has outstanding various financial instruments with off-balance sheet risk, such as commitments to extend credit and commercial and standby letters of credit. At December 31, 2003 and 2002, the Corporation had approximately $24,508,000 and $21,864,000, respectively, of commitments to extend credit. Commercial and standby letters of credit with customers were $0 and $80,000 at December 31, 2003 and 2002, respectively.

      Commitments to extend credit are agreements to lend. Commercial and standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The Corporation's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount. No material losses or liquidity demands are anticipated as a result of these commitments.

      The Corporation evaluates each customer's creditworthiness on a case-by-case basis in accordance with the Corporation's credit policies. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based upon management's credit evaluation of the customer. Collateral held varies, but may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers or guarantors.

      The Corporation grants agribusiness, commercial, residential and installment loans to customers in the surrounding areas of its offices in Hillsboro, Greenfield, London, and Washington Court House, Ohio. Although the Bank has a diversified loan portfolio, the borrower's ability to honor their commitments are affected by the regional economy. As of December 31, 2003 and 2002, the Corporation had outstanding approximately $40,362,000 and $41,106,000, respectively, in loans for agriculture purposes, or secured by agricultural properties.

11.   RELATED PARTY TRANSACTIONS

      At December 31, 2003 and 2002, certain directors, executive officers and/or companies in which these individuals had a ten percent or more beneficial ownership were indebted to the Corporation in the aggregate amounts of approximately $1,784,000 and $1,282,000, respectively. A rollforward of the related party activity follows (in thousands):

                                            2003          2002
Balance, January 1,                       $ 1,282       $ 1,540
Originations                                  792           222
Payments                                     (290)         (480)
                                          -------       -------

Balance, December 31,                     $ 1,784       $ 1,282
                                          =======       =======

12.   FAIR VALUES OF FINANCIAL INSTRUMENTS

      The estimated fair value of financial instruments is as follows (in thousands):

                                                         DECEMBER 31, 2003                 DECEMBER 31, 2002
                                                     ------------------------           ------------------------
                                                     CARRYING          FAIR             CARRYING          FAIR
                                                       VALUE           VALUE              VALUE           VALUE
Cash and cash equivalents                            $ 22,395        $ 22,395           $ 22,202        $ 22,202
Securities available for sale                          33,085          33,085             40,012          40,012
Federal Reserve Bank and
  FHLB Stock                                            2,230           2,230              2,147           2,147
Loans, net                                            286,192         287,209            246,164         246,975
Deposits:
  Demand deposits                                      31,693          31,693             30,195          30,195
  Savings deposits                                    108,455         108,455            101,757         101,757
  Certificates and other time deposits                130,284         130,517            130,764         131,558
FHLB borrowings and federal funds                      43,706          41,492             17,470          21,932
Repurchase agreements                                   2,784           2,784              3,365           3,365
Loan commitments & letters of credit                                   24,508                             21,944

      The estimated fair value amounts are determined by the Corporation, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      CASH AND CASH EQUIVALENTS, FEDERAL RESERVE BANK AND FHLB STOCK -- The carrying amounts of these items are a reasonable estimate of their fair value.

      SECURITIES AVAILABLE FOR SALE -- Fair values are based on quoted market prices and dealer quotes.

      LOANS RECEIVABLE -- The fair value of loans receivable is estimated by discounting future cash flows at market rates for loans of similar terms and maturities, taking into consideration repricing characteristics and prepayment risk.

      DEPOSITS -- The fair value of demand deposits and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed-rate certificates of deposits is estimated by discounting the future cash flows using rates offered on the reporting date for deposits of similar remaining maturities.

      REPURCHASE AGREEMENTS -- The carrying amounts of these items are a reasonable estimate of their fair value.

      FHLB BORROWINGS -- The fair value of FHLB borrowings is estimated by discounting the future cash flows using rates offered on the reporting date for borrowings of similar remaining maturities.

      COMMITMENTS -- The estimated fair value of commitments to originate fixed-rate loans is determined based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. Based on the analysis, the estimated fair value of such commitments is a reasonable estimate of the loan commitments at par.

      The fair value estimates presented herein are based on information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

13.   REGULATORY MATTERS

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporations' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below, in thousands) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Corporation meets all capital adequacy requirements to which it is subject.

      As of December 31, 2003, the most recent notification from the Office of the Comptroller of the Currency categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Corporation must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' categories.

                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                          FOR CAPITAL               PROMPT CORRECTIVE
                                                    ACTUAL             ADEQUACY PURPOSES            ACTION PROVISIONS
                                              -----------------------------------------------------------------------
                                              AMOUNT                     AMOUNT                     AMOUNT
                                              (000'S)    RATIO           (000'S)  RATIO             (000'S)    RATIO
As of December 31, 2003:
  Total risk-based capital
     (to risk-weighted assets)
       Consolidated                           $30,004    11.4 %          $21,075     8%                 N/A
       Bank                                   $30,542    11.8 %          $20,790     8%             $25,988     10%
  Tier 1 risk-based capital
     (to risk-weighted assets)
       Consolidated                           $27,571    10.5 %          $10,537     4%                 N/A
       Bank                                   $20,109     7.7 %          $10,395     4%             $15,593      6%
  Tier 1 leverage capital
     (to adjusted total assets)
       Consolidated                           $27,571     7.7 %          $14,240     4%                 N/A
       Bank                                   $20,109     5.8 %          $14,001     4%             $17,501      5%

As of December 31, 2002:
  Total risk-based capital
     (to risk-weighted assets)
       Consolidated                           $34,791    14.7 %          $18,885     8%                 N/A
       Bank                                   $28,815    12.4 %          $18,591     8%             $23,239     10%
  Tier 1 risk-based capital
     (to risk-weighted assets)
       Consolidated                           $32,682    13.9 %          $ 9,442     4%                 N/A
       Bank                                   $18,706     8.1 %          $ 9,296     4%             $13,943      6%
  Tier 1 leverage capital
     (to adjusted total assets)
       Consolidated                           $32,682    10.3 %          $12,704     4%                 N/A
       Bank                                   $18,706     6.0 %          $12,447     4%             $15,559      5%

      DIVIDEND RESTRICTIONS -- National banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. Dividends are limited to the Bank's retained profits (as defined by the Office of the Comptroller of the Currency) for that year and the two preceding years. The amount of retained earnings available for cash dividends payable by the Bank to the Corporation was $8,267,000 as of December 31, 2002. During 2003 and as a result of tax planning efforts, the Bank made a special dividend totaling $8,000,000. As a result, the Bank exceeded the amount of retained earnings available for cash dividends by $1,141,000 and must obtain approval from the Office of the Comptroller of the Currency for additional future dividends.

14.    PARENT COMPANY FINANCIAL STATEMENTS

      Condensed Balance Sheets (in thousands):

                                                                                           2003          2002
ASSETS

Due from banks                                                                           $    970      $    288
Securities available for sale                                                               2,631         3,996
Loans, net                                                                                  1,986         2,166
Subordinated note receivable from subsidiary                                                8,000         8,000
Other assets                                                                                  444            53
Investment in subsidiary                                                                   20,688        19,449
                                                                                         --------      --------

TOTAL                                                                                    $ 34,719      $ 33,952
                                                                                         ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Treasury stock payable                                                                   $  5,845
Other liabilities                                                                             647      $    444
                                                                                         --------      --------
     Total liabilities                                                                      6,492           444
                                                                                         --------      --------
SHAREHOLDERS' EQUITY                                                                       28,227        33,508
                                                                                         --------      --------

TOTAL                                                                                    $ 34,719      $ 33,952
                                                                                         ========      ========

      Condensed Statements of Income for the year ended December 31 (in thousands):

                                                                                  2003           2002         2001
INCOME:
Dividends from subsidiary bank                                                  $   1,902       $1,800       $1,560
Other income                                                                           59          265          314
                                                                                ---------       ------       ------
     Total income                                                                   1,961        2,065        1,874
                                                                                ---------       ------       ------
EXPENSES:
Other expenses                                                                                      19           28
                                                                                ---------       ------       ------
INCOME BEFORE INCOME TAXES                                                          1,961        2,046        1,846
                                                                                ---------       ------       ------
Income tax expense                                                                     17           78           89
                                                                                ---------       ------       ------
Income before equity in undistributed income
  of bank subsidiary                                                                1,944        1,968        1,757
                                                                                ---------       ------       ------

Equity in undistributed income of  bank subsidiary                                  1,847        2,804        2,648
                                                                                ---------       ------       ------

NET INCOME                                                                      $   3,791       $4,772       $4,405
                                                                                =========       ======       ======

      Condensed Statements of Cash Flows for the year ended December 31 (in thousands):

                                                                             2003          2002           2001
Cash flows from operating activities:
Net income                                                                  $ 3,791       $ 4,772       $ 4,405
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Equity in undistributed earnings of subsidiary                          (1,847)       (2,804)       (2,648)
     Change in other assets and liabilities, net                                250           108           112
                                                                            -------       -------       -------
           Net cash provided by operating activities                          2,194         2,076         1,869
                                                                            -------       -------       -------
Cash flows from investing activities:
Change in securities, net                                                     1,365           577            53
Change in loans, net                                                            180        (1,514)           87
                                                                            -------       -------       -------
           Net cash (used in) provided by investing activities                1,545          (937)          140
                                                                            -------       -------       -------
Cash flows from financing activities:
Stock repurchase                                                             (1,155)
Dividends paid                                                               (1,902)       (1,800)       (1,560)
                                                                            -------       -------       -------
           Net cash used in financing activities                             (3,057)       (1,800)       (1,560)
                                                                            -------       -------       -------
Net (decrease) increase in cash and cash equivalents                            682          (661)          449

Cash and cash equivalents at beginning of year                                  288           949           500
                                                                            -------       -------       -------
Cash and cash equivalents at end of year                                    $   970       $   288       $   949
                                                                            =======       =======       =======

                                     ******